Exhibit 99.1

E*TRADE FINANCIAL Media Contact

Pam Erickson

E*TRADE FINANCIAL Corporation

617-296-6080

pam.erickson@etrade.com

E*TRADE FINANCIAL Investor Relations Contact

Adam Townsend

E*TRADE FINANCIAL Corporation

703-236-8719

adam.townsend@etrade.com

E*TRADE FINANCIAL CLOSES ACQUISITION OF HARRISdirect

New York, October 6, 2005 – E*TRADE FINANCIAL Corporation (NYSE: ET) today announced it has completed the acquisition of the US-based online brokerage operations of Harrisdirect from BMO Financial Group (TSX, NYSE: BMO).

“The close of the Harrisdirect acquisition marks a milestone in the evolution of E*TRADE FINANCIAL,” said Mitchell H. Caplan, Chief Executive Officer. “Harrisdirect customers are highly valuable, holding a high industry average asset balance. Our goal is to leverage each customer relationship across our integrated platform of investing, cash, and credit to further strengthen our franchise and accelerate our growth goals.”

About E*TRADE FINANCIAL

The E*TRADE FINANCIAL family of companies provide financial services including trading, investing, banking and lending for retail and institutional customers. Securities products and services are offered by E*TRADE Securities LLC (Member NASD/SIPC). Bank and lending products and services are offered by E*TRADE Bank, a Federal savings bank, Member FDIC, or its subsidiaries.

About BMO Financial Group

Established in 1817 as Bank of Montreal, BMO Financial Group is a highly diversified North American financial services organization. With total assets of $294 billion as at January 31, 2005, and more than 33,000 employees, BMO provides a broad range of retail banking, wealth management and investment banking products and solutions. BMO Financial Group serves clients across Canada through its Canadian retail arm BMO Bank of Montreal and through BMO Nesbitt Burns, one of Canada’s leading full-service investment firms. In the United States, BMO serves clients through Chicago-based Harris, an integrated financial services organization that provides more than 1.5 million personal, business, corporate and institutional clients with banking, lending, investing, financial planning, trust administration, portfolio management, family office and wealth transfer services.

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Important Notices

E*TRADE FINANCIAL and the E*TRADE FINANCIAL logo are registered trademarks or trademarks of E*TRADE FINANCIAL Corporation. The statements contained in this news release that are forward-looking are based on current expectations that are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include, but are not limited to, changes in market activity, anticipated increases in the rate of new customer acquisition, the conversion of new visitors to the site to customers, the activity of customers and assets held at the institution, seasonality, the development and enhancement of products and services, competitive pressures (including price competition), system failures, economic and political conditions, changes in consumer behavior and the introduction of competing products having technological and/or other advantages. Further information about these risks and uncertainties can be found in the information included in the annual reports previously filed by E*TRADE Group, Inc. or E*TRADE FINANCIAL Corporation with the SEC on Form 10-K (including information under the caption “Risk Factors”) and quarterly reports on Form 10-Q.

© 2005 E*TRADE FINANCIAL Corporation